EXHIBIT 99.1

NetManage Reports Third Quarter 2007 Financial Results

Cupertino, Calif., October 25, 2007 — NetManage, Inc. (Nasdaq:NETM), a software company that provides the fastest way to transform legacy applications into new Web-based business solutions, today reported financial results for the third quarter ended September 30, 2007.

Net revenues for the third quarter of 2007 were $8.7 million, compared to $8.8 million in the second quarter of 2007 and $9.4 million reported for the third quarter of 2006. Net income for the third quarter of 2007 increased to $493,000, or $0.05 per fully diluted share, and included a $281,000 recovery from a previously recorded restructuring charge. This compares to net income of $153,000 in the second quarter of 2007 and a net income of $33,000, or $0.00 per fully diluted share in the third quarter of 2006.

Cash, cash equivalents and investments were $25.7 million at September 30, 2007, reflecting a decrease of $2.9 million of cash, cash equivalents and investments from December 31, 2006.

Management Commentary

“During our seasonally challenging third quarter, we delivered profitability and improved operating results,” said Zvi Alon, chairman, president and CEO of NetManage. “During the quarter we signed 16 new technology deals with notable partners such as Shambaugh & Sons L.P. and Medco Health. We have now signed agreements with 14 new channel partners in 2007, expanding our overall partner sales infrastructure by more than 30% percent. We remain focused on driving revenue, developing new relationships and achieving long-term profitability.”

Customer Wins

During the quarter, the Company received new and renewed business from such customers as AIG, Brick Warehouse LP, Merrill Lynch and Sysco Foods.

Recent Operational Highlights:

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NetManage recently announced that the government of Navarra, Spain, has chosen to improve Web access to the mainframe for its employees with a more graphic-rich, easy-to-use interface through the use of the NetManage OnWeb® solution.

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Denologix, Inc., a technology and business process consulting firm focusing on SOA deployments and integration projects, choose NetManage Librados adapters to complete its dxInformationPortal offering, which enables its financial services customers to access business-critical financial information from disparate systems.

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The Company announced that both the RUMBA and OnWeb Web-to-Host products have achieved the “Works with Vista” designation, ensuring that the product is compatible with the latest Microsoft operating system.

Conference Call Information

The Company has scheduled a conference call to review the results at 1:30 p.m. PT (4:30 p.m. ET) on Thursday, October 25, 2007. The conference will be broadcast live via the investor relations section of the NetManage Web site at www.netmanage.com or by dialing 719-325-4807 and entering pass code 4400573#. A playback of the conference call will be available on the NetManage investor relations Web site or by dialing 719-457-0820 and entering the pass code 4400573#, until November 1, 2007.

NetManage will furnish this press release to the Securities and Exchange Commission on Form 8-K and will post this release in the Investors section of its Web site prior to its conference call.

About NetManage

NetManage, Inc. (NASDAQ: NETM), is a software company that provides the fastest way to transform legacy applications into new Web-based business solutions. More than 10,000 customers worldwide, including the majority of the Fortune 500, have chosen NetManage for mission critical application integration. For more information, visit www.netmanage.com.

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© 2007 NetManage, Inc., its subsidiaries, and its affiliates. All rights reserved.

This press release contains, in addition to historical information, forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements including statements regarding improvement in the Company’s competitive position, improvement in financial results and business pipeline, the Company’s positioning in its market, and the progress and benefits of the Company’s execution on its business plan, involve risks and uncertainties. The Company’s actual results could differ materially from the results discussed in the forward-looking statements. The factors that could cause or contribute to such differences include, among others, that competitive pressures continue to increase, that the markets for the Company’s products could grow more slowly than the Company or market analysts believe, that the Company is unable to integrate or take advantage of its acquisitions successfully, or that the Company will not be able to take advantage of growth in the Company’s target markets. Additional information on these and other risk factors that could affect the Company’s financial results is included in the Company’s Annual Report on Form 10-K, Quarterly Reports on Forms 10-Q, current reports on Forms 8-K and other documents filed with the Securities and Exchange Commission. Furthermore, NetManage is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

NETMANAGE, INC.

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

(Unaudited)

	September 30, 2007	December 31, 2006
Assets
Cash, cash equivalents and short-term investments	$25,716	$28,046
Accounts receivable, net	5,340	10,186
Prepaid expenses and other current assets	905	1,369

Total current assets	31,961	39,601

Property and equipment, net	1,599	2,243
Goodwill	3,648	3,648
Other intangibles and purchased technology, net	810	1,099
Long-term investments	0	600
Other long-term assets	194	162

Total assets	$38,212	$47,353

Liabilities and Stockholders’ Equity
Current liabilities	$4,841	$6,287
Current deferred revenue	12,261	15,927

Total current liabilities	17,102	22,214

Long-term deferred revenue	1,248	3,320
Long-term income taxes payable	189	—
Other long-term liabilities	736	642

Total long-term liabilities	2,173	3,962

Total liabilities	19,275	26,176

Stockholders’ equity	18,937	21,177

Total liabilities and stockholders’ equity	$38,212	$47,353

NETMANAGE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Net revenues:
License fees	$2,483	$3,694	$7,057	$9,596
Services	6,185	5,700	18,081	17,316

Total net revenues	8,668	9,394	25,138	26,912

Cost of revenues:
License fees	257	176	791	591
Services	897	867	2,459	2,516
Amortization of intangible assets	81	70	244	210

Total cost of revenues	1,235	1,113	3,494	3,317

Gross margin	7,433	8,281	21,644	23,595

Operating expenses:
Research and development	1,366	1,770	4,759	5,524
Sales and marketing	4,589	4,946	14,370	15,176
General and administrative	1,418	1,480	4,510	4,728

Legal fee recovery	(11)	—	(929)	—
Restructuring charge/(recoveries)	(281)	72	2,302	97
Amortization of intangible assets	15	105	45	315

Total operating expenses	7,096	8,373	25,057	25,840

Income (loss) from operations	337	(92)	(3,413)	(2,245)

Interest income and other, net	331	281	959	821

Foreign currency transaction loss	(139)	(111)	(348)	(133)

Income (loss) before provision for income taxes	529	78	(2,802)	(1,557)

Provision for income taxes	36	45	108	63

Net income (loss)	$493	$33	$(2,910)	$(1,620)

Net income (loss) per share:
Basic	$0.05	$0.00	$(0.30)	$(0.17)
Diluted	$0.05	$0.00	$(0.30)	$(0.17)

Weighted average common shares and equivalent:
Basic	9,576	9,443	9,560	9,420
Diluted	9,781	9,728	9,560	9,420